Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-172984) on Form S-8 of Atlantic Coast Financial Corporation of our report dated June 27, 2014, relating to our audit of the statement of net assets available for benefits of Atlantic Coast Bank Employees’ Savings & Profit Sharing Plan and Trust, which appears in this Annual Report on Form 11-K of Atlantic Coast Bank Employees’ Savings & Profit Sharing Plan and Trust as of December 31, 2013.

/s/ McGladrey LLP

McLean, Virginia

June 29, 2015